SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BEAMZ INTERACTIVE, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), Beamz Interactive, Inc. (the “Corporation”), a for-profit corporation organized and existing under and by virtue of the DGCL, adopts the following amendment to its Fourth Amended and Restated Certificate of Incorporation (the “Certificate”):

1.      The initial paragraph of Article IV is hereby amended and restated in its entirety as follows:

The Corporation shall have authority to issue a total of one hundred ten million (110,000,000) shares, consisting of (i) one hundred million (100,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which: (A) thirty thousand (30,000) shares of Preferred Stock have been designated as Series A Convertible Preferred Stock; (B) one thousand (1,000) shares of Preferred Stock have been designated as Series A-1 Convertible Preferred Stock; (C) sixty thousand (60,000) shares of Preferred Stock have been designated as Series B Convertible Preferred Stock; (D) four million four hundred thousand (4,400,000) shares of Preferred Stock have been designated as Series C Convertible Preferred Stock; and (E) one million three hundred thousand (1,300,000) shares of Preferred Stock have been designated as Series D Convertible Preferred Stock.  Article IV hereof contains a description of the Preferred Stock and a statement of the designations and the powers, privileges, and rights, and the qualifications, limitations, or restriction thereof, of the Series A Convertible Preferred Stock, Series A-1 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

This Amendment was duly adopted (i) on April 16, 2014, at a special meeting of the board of directors of the Corporation (the “Board”) and (ii) having been recommended for adoption by the Board, by the holders of a majority of the stock of the Corporation in accordance with the provisions of DGCL §242.

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IN WITNESS WHEREOF, the Corporation’s President and Chief Executive Officer, Charles R. Mollo, has signed this Amendment this 14th day of July, 2014.

By: /s/ Charles R. Mollo
Charles R. Mollo, President and CEO